GREAT-WEST FUNDS, INC.

ARTICLES OF AMENDMENT

Great-West Funds, Inc., a Maryland corporation (the “Corporation”), in accordance with Section 2-607 of the Maryland General Corporation Law, hereby certifies as follows:

FIRST: The charter of the Corporation is hereby amended by changing the name of the following classes of capital stock of the Corporation as follows:

CURRENT CLASS NAME	NEW CLASS NAME
Initial Class	Investor Class
Class T	Investor Class
Class G	Investor Class
Class T1	Service Class
Class G1	Service Class

SECOND: The amendment was approved by a majority of the entire Board of Directors and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective at 12:00 A.M. on the 1st day of May 2017.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed, and witnessed, in its name and on its behalf by its undersigned officers who acknowledge that these Articles of Amendment are the act of the Corporation, and certify that, to the best of their knowledge, information and belief, all matters and facts set forth herein are true in all material respects, and that this statement is made under the penalties of perjury.

GREAT-WEST FUNDS, INC.

/s/ David L. Musto
Name:	David L. Musto
Title:	President and Chief Executive Officer

ATTEST:

/s/ Ryan L. Logsdon
Name:	Ryan L. Logsdon
Title:	Vice President, Counsel & Secretary